Exhibit 8.1
Fulbright & Jaworski L.L.P.
A Registered Limited Liability Partnership
Fulbright Tower
1301 McKinney, Suite 5100
Houston, Texas 77010-3095
www.fulbright.com

Telephone:	(713) 651-5151	Facsimile:	(713) 651-5246
March 25, 2008
Cooper Industries, Ltd.
Cooper B-Line, Inc
Cooper Bussmann, LLC
Cooper Crouse-Hinds, LLC
Cooper Lighting, LLC
Cooper Power Systems, LLC
Cooper Wiring Devices, Inc.
Cooper US, Inc.
c/o Cooper Industries, Ltd.
600 Travis
Houston, Texas 77002
Ladies and Gentlemen:
     We have acted as special United States counsel to Cooper Industries, Ltd., a Bermuda company (“Cooper Parent”) and Cooper US, Inc., a Delaware corporation (“Cooper US”), in connection with the proposed offering by Cooper US of $300,000,000 aggregate principal amount of Cooper US’s 5.45% Senior Notes due 2015 (the “Notes”) to be fully and unconditionally guaranteed by Cooper Parent, as well as Cooper B-Line, Inc., a Delaware corporation, Cooper Bussmann, LLC, a Delaware limited liability company, Cooper Crouse-Hinds, LLC, a Delaware limited liability company, Cooper Lighting, LLC, a Delaware limited liability company, Cooper Power Systems, LLC, a Delaware limited liability company, and Cooper Wiring Devices, Inc., a New York corporation (collectively, the “Subsidiary Guarantors” and with Cooper Parent, the “Guarantors”) pursuant to guarantees. We refer to the Registration Statement on Form S-3 (Registration No. 333-143688) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) by Cooper US and the Guarantors on June 13, 2007, including the base prospectus contained therein, and the prospectus supplement (the “Prospectus Supplement”) filed with the Commission on March 25, 2008, relating to the offering of the Notes.
     We hereby confirm to you that the discussion set forth in the Prospectus Supplement under the heading “Material U.S. Federal Income Tax Considerations” (the “Discussion”), is our opinion insofar as the Discussion contains statements of U.S. federal income tax law or legal
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March 25, 2008

conclusions, based upon current laws and subject to the limitations, qualifications and assumptions stated in the Discussion.
     No opinion is expressed as to any matter not specifically addressed above, including any tax consequences to holders of the Notes under state, local or non-United States laws and the reasonableness of the assumptions relied upon by us in rendering the opinion set forth herein.
     We hereby consent to the references to this firm under the caption “Legal Matters” in the Prospectus Supplement and to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations thereunder.

Very truly yours,
/s/ FULBRIGHT & JAWORSKI L.L.P.
Fulbright & Jaworski L.L.P.